Exhibit 10.2

AMENDED AND RESTATED

CONSULTING AGREEMENT

This Amended and Restated Consulting Agreement (the “Agreement”) dated as of this 21 st day of May, 2009 between LKQ Corporation, a Delaware corporation (hereinafter referred to as the “Company”), and Joseph M. Holsten (hereinafter referred to as “Consultant”).

WITNESSETH

WHEREAS, Consultant and the Company are parties to the Consulting Agreement dated as of January 11, 2008 and as amended pursuant to an Amendment Agreement dated as of March 2, 2009, pursuant to which Consultant agreed to perform, and the Company agreed to engage Consultant to perform, certain consulting services for a period of time after Consultant is no longer an employee of the Company; and

WHEREAS, Consultant and the Company desire to amend and restate the Consulting Agreement upon the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, the Company hereby agrees to engage Consultant and Consultant hereby agrees to accept such engagement upon the following terms and conditions:

1. Term. The “Term” shall mean the period commencing on the date that Consultant ceases to be an employee of the Company or any of its affiliates and ending on the earlier of the fifth year anniversary of such date or the death of Consultant, unless earlier terminated by Consultant for any reason or by the Company for “Cause” (as defined in the Company’s 1998 Equity Incentive Plan).

2. Duties and Responsibilities. During the Term, Consultant shall consult with the Company’s Board of Directors regarding the Company’s strategies and operations. During the Term, the Company shall not require Consultant to devote more than three business days per month toward Consultant’s duties and responsibilities under this Agreement. After the Term, neither the Company nor Consultant shall have any further obligations hereunder except, in the case of Consultant, the obligations pursuant to paragraph 4 hereof.

3. Compensation During the Term. During the Term, the Company agrees (a) to pay Consultant at the rate of $290,000 annually in periodic installments, and (b) to provide for the continuation, at the Company’s expense (subject to contributions by Consultant at the same rate as employees of the Company), of substantially the same health benefits in effect for Consultant immediately prior to the commencement of the Term. In addition, notwithstanding any provision to the contrary in the Company’s Long Term Incentive Plan (the “LTIP”), Consultant shall be entitled to receive the payments relating to the Deferred Award (as defined in the LTIP) for the January 1, 2006 to December 31, 2008 performance period in accordance with the terms of the LTIP, if (a) Consultant is either an employee of the Company or a consultant to the Company pursuant to the Consulting Agreement at the time such Deferred Award vests, or (b) Consultant is otherwise entitled to such payments pursuant to the terms of the LTIP.

4. Non-Competition and Confidentiality. Consultant agrees that:

(a) During the five year period that initially comprises the Term (notwithstanding any earlier termination of the Term in accordance with paragraph 1 hereof), the Consultant shall not (i) engage in, represent, furnish consulting services to, be employed by or have any interest in (whether as owner, principal, lender, director, officer, partner, agent, consultant, shareholder, member or otherwise) any business which would be competitive with any business conducted by the Company, provided, however, that the Consultant may acquire and hold an aggregate of up to two percent of the outstanding shares of any corporation engaged in any such business if such shares are publicly traded in an established securities market, (ii) induce any customer of the Company or its subsidiaries to patronize any such competitive business or otherwise request or advise any such customer to withdraw, curtail or cancel any of its business with the Company or its subsidiaries, or (iii) solicit for employment, or assist any other person in soliciting for employment, any person employed by the Company or any of its affiliates, or (iv) use or disclose, except for the sole benefit of or with the written consent of the Company, any confidential information relating to the business, processes or products of the Company.

(b) If any provision of Section 4(a), as applied to any party or to any circumstances, is adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision or any other part of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form such provision shall then be enforceable. Upon breach of any provision of Section 4(a), the Company and Consultant shall be entitled to injunctive relief, since the remedy at law would be inadequate and insufficient. In addition, they shall be entitled to such damages as they can show they have sustained by reason of such breach.

5. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when deposited in the U.S. Mail in a registered, postage prepaid envelope addressed, if to Consultant at Consultant’s address set forth below, and if to the Company, c/o General Counsel, 120 North LaSalle Street, Suite 3300, Chicago, Illinois 60602, or to such other addresses as either party shall designate by written notice to the other.

6. Assignment. Consultant may not assign Consultant’s rights or obligations hereunder. The rights and obligations of the Company hereunder shall inure to the benefit of and shall be binding upon its successors and assigns.

7. Independent Contractor. During the Term, Consultant shall be an independent contractor, not an employee or agent, of the Company. Nothing in this Agreement shall render Consultant an employee or agent of the Company, nor authorize or empower Consultant to speak for, represent or obligate the Company in any way. Consultant shall execute and deliver to the Company any forms required by the Internal Revenue Service to indicate that the Company has no obligation to withhold any taxes with respect to Consultant during the Term.

8. (a) This Agreement shall be subject to and governed by the laws of the State of Illinois.

(b) Failure to insist upon strict compliance with any provision(s) hereof shall not be deemed a waiver of such provision(s) or any other provision hereof.

(c) This Agreement may not be modified except by an agreement in writing executed by the parties hereto.

(d) The invalidity or unenforceability of any provision hereby shall not affect the validity or enforceability of any other provisions.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

LKQ CORPORATION

By:	/s/ Victor M. Casini
Name:	Victor M. Casini
Title:	Senior Vice President

CONSULTANT

/s/ Joseph M. Holsten
Joseph M. Holsten
Address: